Exhibit 99.1

Cautionary Statements

Information provided herein by Papa John’s contains, and from time to time we may disseminate materials and make statements which contain “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including information within Management’s Discussion and Analysis of Financial Condition and Results of Operations. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act.  Although we believe that our expectations are based on reasonable assumptions, actual results may differ materially from those in the forward looking statements as a result of various factors, including but not limited to, the following:

1.         The ability of the Papa John’s system to continue to expand through the opening of new restaurants is affected by a number of factors, many of which are beyond our control. These factors include, among other things, selection and availability of suitable restaurant locations, increases in food, paper, labor and insurance costs, negotiation of suitable lease or financing terms, constraints on permitting and construction of restaurants, higher than anticipated construction costs, and the hiring, training and retention of management and other personnel.  Accordingly, there can be no assurance that system-wide, Papa John’s will be able to meet planned growth targets, open restaurants in markets now targeted for expansion, or continue to operate in existing markets.

2.     The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than the Papa John’s system.  Some of these competitors have been in existence for a substantially longer period than Papa John’s and may be better established in the markets where restaurants operated by us or our franchisees are, or may be, located.  A change in the pricing or other marketing or promotional strategies of one or more of our major competitors could have an adverse impact on sales and earnings of our system-wide restaurant operations.

3.         An increase in the cost of cheese or other commodities could adversely affect the profitability of our system-wide restaurant operations. Cheese, which has historically represented 35% to 40% of our food cost and other commodities are subject to seasonal fluctuations, weather, availability, demand and other factors that are beyond our control. Additionally, sustained increases in fuel and utility costs could adversely affect profitability of our restaurant and QC Center businesses.

4.         Changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants could adversely affect our restaurant business.

5.         System-wide restaurant operations are subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime.  A significant number of hourly personnel employed by our franchisees and us are paid at rates related to the federal minimum wage.  Accordingly, further increases in the minimum wage will increase labor costs for our system-wide operations. Additionally, labor shortages in various markets could result in higher required wage rates.

6.         Our international operations are subject to a number of additional factors, including international economic and political conditions, currency regulations and fluctuations, differing cultures and consumer preferences, diverse government regulations and structures, availability and cost of land and construction, ability to source high quality ingredients and other commodities in a cost-effective manner, and differing interpretation of the obligations established in franchise agreements with international franchisees. Accordingly, there can be no assurance that our international operations will achieve or maintain profitability or meet planned growth rates.

7.      Our planned conversion of Perfect Pizza restaurants to Papa John’s restaurants over the next three to four years represents the first time we have attempted to expand the Papa John’s brand in this manner.  There can be no assurance that all conversion issues will be identified and successfully addressed in a timely, cost-effective manner or that the existing Perfect Pizza market share can be successfully converted to Papa John’s.